Exhibit 23.01


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated January 22, 2001 included in this Form 10-K, into Franchise Finance Corporation of America's previously filed Registration Statements on Form S-8 (File No. 333-00123), Form S-8 (File No. 333-92897), Form S-8 (File No.
333-30139) Form S-3 (File No. 333-26437), and Form S-3 (File No. 33-62769).


/s/ Arthur Andersen LLP


Phoenix, Arizona
March 15, 2001